Exhibit 5.1

November 19, 2019

Summit Wireless Technologies, Inc.

6840 Via Del Oro, Ste. 280

San Jose, CA 95119

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Summit Wireless Technologies, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) filed on November 19, 2019 by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the proposed resale from time to time by the Selling Stockholders (as defined below) of (i) up to an aggregate of 1,281,325 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), issued pursuant to (x) warrant amendment and exercise agreements entered into by and between the Company and each Selling Stockholder (the “Warrant Amendment Agreements”) upon the exercise of Warrants (as defined below) held by such Selling Stockholders, and (y) settlement agreements entered into by and between the Company and each of the Selling Stockholders identified in the prospectus forming a part of the Registration Statement as having been issued shares of Common Stock pursuant to such agreements (the “Settlement Agreements”); (ii) up to an aggregate of 1,381,403 shares underlying Warrants (excluding Pre-Funded Warrants (as defined below)) currently held by such Selling Stockholders as follows: (a) 442,077 shares of Common Stock issuable upon exercise of the Company’s Series D common stock purchase warrants (the “Series D Warrants”), (b) 528,333 shares of Common Stock issuable upon exercise of the Company’s Series F common stock purchase warrants (the “Series F Warrants”), (c) 407,413 shares of Common Stock issuable upon exercise of the Company’s Series G common stock purchase warrants (the “Series G Warrants”), and (d) 3,578 shares of Common Stock issuable upon exercise of one of the Company’s other common stock purchase warrants (the “Other Warrant”) and (iii) 414,364 shares of Common Stock issuable upon exercise of the Company’s pre-funded common stock purchase warrants (the “Pre-Funded Warrants”, and collectively with the Series D Warrants, the Series F Warrants, the Series G Warrants and the Other Warrant, the “Warrants”). The holders of the Shares and the Warrants are each referred to herein as a “Selling Stockholder” and collectively as the “Selling Stockholders.” The shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the “Warrant Shares”.

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of the following: (i) the Registration Statement, including the exhibits filed therewith, (ii) the Warrant Amendment Agreements and all exhibits and schedules attached thereto, (iii) the Settlement Agreements and all exhibits and schedules attached thereto, as applicable (iv) the minutes of meetings and resolutions of the board of directors of the Company as provided to us by the Company, (v) the certification of incorporation and bylaws of the Company, each as restated and/or amended to date, and (vi) such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives and upon representations made by the Selling Stockholders. We also have assumed the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We are members of the Bar of the State of New York. We do not hold ourselves out as being conversant with, or expressing any opinion with respect to, the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware (the “DGCL”). Accordingly, the opinions expressed herein are expressly limited to the laws of the State of New York and the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that (i) the Shares have been duly authorized by the Company and are validly issued, fully paid and non-assessable, and (ii) the Warrant Shares have been duly authorized by the Company, and when issued and paid for by the Selling Stockholders, will be validly issued, fully paid and non-assessable shares of Common Stock.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this opinion may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP